Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 17, 2008 with respect to the consolidated balance sheet of ING Bank N.V. and subsidiaries as of December 31, 2007, and the related consolidated profit and loss accounts, consolidated statements of cash flows and consolidated statements of changes in equity for each of the years in the two year period ended December 31, 2007, which report appears in the December 31, 2008 Annual Report on Form 20-F of ING Groep N.V. incorporated by reference herein.

Amsterdam, The Netherlands	/s/ KPMG Accountants N.V.

March 16, 2009